Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-122934 on Form S-8 of our report dated February 27, 2007 relating to the financial statements of Wright Express Corporation (which report expressed an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statements of Financial Accounting Standards Nos. 123(R) in 2005 and presence of related party transactions), and our report dated February 27, 2007 on managements report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wright Express Corporation for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts

February 27, 2007